UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF MINNESOTA
                                 FOURTH DIVISION

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In re:
                                                         Bky. No. 02-40309 (RJK)
                                                                      Chapter 11
Research Incorporated,

                                    Debtor.

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                 DEBTOR'S SECOND MODIFIED PLAN OF REORGANIZATION
                                OCTOBER 16, 2002

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         Research Incorporated, debtor and debtor in possession in the above-referenced chapter 11 case ("Debtor" or "Research") hereby proposes the following plan of reorganization pursuant to chapter 11 of the United States Bankruptcy Code.

                                   ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

         1.1 DEFINITIONS. The capitalized terms used herein shall have the respective meanings set forth below and in the United States Bankruptcy Code.

                  (a) "Administrative Claim" means a claim for a cost or expense of administration of the Chapter 11 Case allowed under Section 503(b) of the Bankruptcy Code.

                  (b) "Administrative Convenience Claim" means an Allowed General Unsecured Claim which is $500 or less; provided, however, that any holder of an Allowed General Unsecured Claim of more than $500 may elect to have its Claim treated as an Administrative Convenience Claim by electing to reduce its claim to $500 and by so specifying on its Ballot.

                  (c) "Bar Date" means the date fixed by order of the Bankruptcy Court by which a proof of claim must be filed against Debtor; to wit, June 10, 2002.

                  (d) "Confirmation Date" means the date on which the Confirmation Order becomes a Final Order.


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                  (e) "CVD Contract" means the Asset Purchase Agreement between
         Debtor and CVD Equipment Corporation dated November 9, 2001.

                  (f) "CVD Holdback" means the $350,000 hold back under the CVD Contract payable from CVD to Debtor on or before February 20, 2003 The CVD Holdback secures payment of Debtor's performance of its warranty obligations in connection with the product line sold by Debtor to CVD.

                  (g) "DIP Lender" means Manchester Commercial Finance LLC.

                  (h) "DIP Lender Claim" means the Allowed Claim of DIP Lender in the approximate principal amount of $150,000 plus accrued and unpaid interest according to the terms of the loan documents between the Debtor and the DIP Lender not to exceed $1 million. The DIP Lender Claim is secured by the DIP Lender Collateral.

                  (i) "DIP Lender Collateral" means the Collateral for the DIP Lender Claim consisting of a lien in essentially all Assets of the Debtor including inventory, equipment accounts and general intangibles.

                  (j) "Distribution Date," when used with respect to each Claim, means as soon as practicable after the later of (i) the Effective Date or (ii) the first Business Day of the next calendar month after the date upon which the Claim becomes an Allowed Claim, unless the Claim becomes an Allowed Claim within fifteen days before the first Business Day of the next calendar month, in which case the Distribution Date shall be first Business Day of the next succeeding calendar month.

                  (k) "Effective Date" means, and shall occur on, the first
         (1st) Business Day immediately following the later of (a) fifteen (15) calendar days after the Confirmation Date and (b) the first date upon which all of the conditions to occurrence of the Effective Date contained in Article 10 of this Plan have been satisfied or waived by the Debtor and Squid; provided, however, that the Effective Date may occur at a point in time when the Confirmation Order is not a Final Order at the sole option of the Debtor and Squid unless the effectiveness of the Confirmation Order has been stayed or vacated, in which case the Effective Date shall be the first (1st) Business Day immediately following such date as is fifteen (15) calendar days following the expiration or other termination of any stay of effectiveness of the Confirmation Order; and, further provided, that the Effective Date shall not occur until all of the conditions to occurrence of the Effective Date set forth in Article 10 of this Plan have been satisfied or waived by the Debtor and Squid.

                  (l) "Fee Applications" means applications of Professional Persons under Section 330 or 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Chapter 11 Case.

                  (m) "Final Order" means an order of the Court which has not been timely appealed or, if appealed, no stay of the order's effectiveness has been entered.


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                  (n) "New Common Stock" means 1 million shares of new common stock to be authorized and issued by the Reorganized Debtor pursuant to the Articles and Plan.

                  (o) "New Research" means Research Technologies Corporation, a wholly-owned subsidiary of Squid Ink Manufacturing, Inc.

                  (p) "Old Common Stock" means the shares of common stock issued by Debtor and outstanding prior to the Effective Date, including shares of common stock issued upon the timely exercise of options or warrants on or before the Effective Date. As of June 7, 2002, Debtor had 1,328,565 outstanding shares of common stock.

                  (q) "Petition Date" means January 24, 2002.

                  (r) "Pro Rata Share" means the proportion that the amount of an Allowed Claim in a particular class bears to the aggregate amount of all Allowed Claims in such class under the Plan as calculated by Debtor on the Distribution Date.

                  (s) "Reorganized Debtor" means the Debtor as of the Effective Date after confirmation of the Plan.

                  (t) "Stock Purchase Agreement" means that agreement dated September 13, 2002, between Research Technologies Corporation and Debtor. A copy of the Stock Purchase Agreement has been filed with the Court as a plan exhibit and is available for viewing at www.mnb.uscourts.gov.

         1.2 INTERPRETATION. Unless otherwise specified, all section, article and exhibit references in the Plan are to the respective section in, article of, or exhibit to, the Plan, as the same may be amended, waived or modified from time to time. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender.

         1.3 APPLICATION OF DEFINITIONS AND RULES OF CONSTRUCTION CONTAINED IN THE BANKRUPTCY CODE. Words and terms defined in Section 101 of the Bankruptcy Code shall have the same meaning when used in the Plan. The rules of construction in Section 102 of the Bankruptcy Code apply to construction of the Plan.


                                   ARTICLE 2

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         2.1 CLAIMS AND EQUITY INTERESTS CLASSIFIED. For purposes of organization, voting, and all Plan confirmation matters, except as otherwise provided herein, all Claims (except for Administrative Claims and Priority Tax Claims) and all Equity Interests shall be classified as set forth in Section 2.3 of the Plan.


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


         2.2 ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS. As provided by
Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims against Debtor or its bankruptcy estate shall not be classified for purposes of voting or receiving distributions under the Plan. Rather, all such claims shall be treated separately as unclassified claims on the terms set forth in Article 5 of the Plan.

         2.3 CLAIMS AND EQUITY INTERESTS. The Plan classifies the Claims and the Equity Interests as follows:

         (a)      Class 1        --       Priority Non-Tax Claims;

         (b)      Class 2        --       General Unsecured Claims;

         (c)      Class 3        --       Administrative Convenience Claims; and

         (d)      Class 4        --       Old Common Stock.


                                   ARTICLE 3

                       IDENTIFICATION OF IMPAIRED CLASSES
                         OF CLAIMS AND EQUITY INTERESTS

         3.1 UNIMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS. The Class 1 Priority Non-Tax Claims are not impaired under the Plan.

         3.2 IMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS. With the exception of the unimpaired classes specified in Section 3.1, all classes of Claims and Equity Interests are impaired under the Plan.


                                   ARTICLE 4

                       PROVISIONS FOR TREATMENT OF CLASSES
                         OF CLAIMS AND EQUITY INTERESTS

         4.1 CLAIMS AND EQUITY INTERESTS. The classes of Claims against and Equity Interests in Debtor shall be treated as follows:

                  (a) CLASS 1 -- PRIORITY NON-TAX CLAIMS. Each holder of a Priority Non-Tax Claim against Debtor shall receive on the Distribution Date (i) the amount of such holder's Allowed Claim in one Cash payment, not to exceed $4,650 in the case of wages, salaries and commissions; or
         (ii) such other treatment as may be agreed upon in writing by Debtor and such holder.

                  (b) CLASS 2 -- GENERAL UNSECURED CLAIMS. Each holder of a General Unsecured Claim against Debtor shall receive: (i) on the Distribution Date, its Pro Rata Share of $100,000 less the amount paid to holders of Class 1 and Class 3 Claims and to holders of Allowed Priority Tax Claims; (ii) $100,000 upon receipt of the CVD Holdback, which


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         $100,000 payment shall be reduced by an amount equal to 75% of the amount of any reduction in the actual cash amount of the CVD Holdback below $350,000, and further reduced by an amount equal to 75% of the costs and expenses incurred by Debtor in connection with the collection of the CVD Holdback or the negotiation with CVD or any third party relating to the same, including all attorneys fees to the extent not recovered from CVD (the payments made pursuant to (I) and (II) above shall be referred to collectively as the "Initial Payments"); (iii) the lesser of $175,000 or 50% of the total actual cash receipts received from the CVD Holdback; and (iv) a sum equal to 20% of the allowed Class 2 claims, which claims shall not exceed $3,300,000 (and in the event such claims do exceed $3,300,000, the percentage of such distributions to each creditor being reduced on a pro rata basis), minus the Initial Payments under (I) AND (II) above (the "Claim Fund"), with the amount of the Claim Fund being payable in eighteen (18) equal quarterly installments, together with interest thereon from the Effective Date, fixed at the prime rate of interest charged by U.S. Bank, N. A. on the Effective Date, with the first payment commencing on the 1st day of the 7th month following the Effective Date and continuing each quarter thereafter until fully paid.

                  (c) CLASS 3 -- ADMINISTRATIVE CONVENIENCE CLAIMS. Each holder of an Administrative Convenience Claim shall receive on the Distribution Date, in Cash, in full satisfaction of its Allowed Claim, an amount equal to 30% of its Allowed Claim, which claim shall not exceed $500.

                  (d) CLASS 4 -- OLD COMMON STOCK. THERE WILL BE NO DISTRIBUTION TO HOLDERS OF CLASS 4 OLD COMMON STOCK UNDER THE PLAN AND THE OLD COMMON STOCK IS CANCELLED.


                                   ARTICLE 5

                 PROVISIONS FOR TREATMENT OF UNCLASSIFIED CLAIMS

         5.1 ADMINISTRATIVE CLAIMS. Each holder of an allowed Administrative Claim (except any such holder that agrees to different treatment) shall receive the Allowed Amount of such holder's allowed Administrative Claim, in Cash, in full satisfaction, settlement, release, extinguishment and discharge of such claim, on the Distribution Date; provided, however, that allowed Administrative Claims representing (a) postpetition liabilities incurred in the ordinary course of business by the Debtor and (b) postpetition contractual liabilities arising under loans or advances to the Debtor, whether or not incurred in the ordinary course of business, shall be paid by the Reorganized Debtor in accordance with the terms and conditions of the particular transactions relating to such liabilities and any agreements relating thereto.

         5.2 TREATMENT OF PRIORITY TAX CLAIMS. Each holder of an Allowed Priority Tax Claim against Debtor shall receive payment in full, in Cash, on the Effective Date.

         5.3 UNITED STATES TRUSTEE FEES. Fees payable by Debtor under 28 U.S.C.ss. 1930 will be paid in full on the Effective Date. In addition, following confirmation, the Debtor will timely pay all fees incurred pursuant to 28 U.S.C.ss.ss.1930(a)(6) and will file with the Court and serve on the U.S.


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Trustee a monthly financial report in the prescribed format, for each month or part thereof that the Case remains open.

         5.4 TREATMENT OF DIP LENDER ADMINISTRATIVE CLAIM. The DIP Lender is Manchester Commercial Finance LLC. The DIP Lender's Administrative Claim shall be paid according to the terms of the loan documents between Debtor and the DIP Lender.


                                   ARTICLE 6

                                NEW COMMON STOCK

         The provisions of the New Common Stock to be issued by the Reorganized Debtor set forth in the Articles and are summarized as follows:

         6.1 AUTHORIZATION AND ISSUANCE. The Articles shall authorize the issuance of one million shares of New Common Stock, and pursuant thereto, the Reorganized Debtor shall issue one million shares on the Distribution Date to New Research according to the Plan, representing 100% of the issued and outstanding New Common Stock.

         6.2 PAR VALUE. The New Common Stock shall have par value of $0.01 per share.

         6.3 RIGHTS. The New Common Stock shall have such rights with respect to dividends, liquidation, voting and other matters as are set forth in the Articles.


                                   ARTICLE 7

                           ACCEPTANCE OR REJECTION OF
                            PLAN; EFFECT OF REJECTION
                        BY ONE OR MORE CLASSES OF CLAIMS

         7.1 CLASSES ENTITLED TO VOTE. Each impaired class of Claims shall be entitled to vote to accept or reject the Plan. All unimpaired classes of Claims shall not be entitled to vote to accept or to reject the Plan.

         7.2 CLASS ACCEPTANCE REQUIREMENT. A class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims of such class that vote on the Plan.

         7.3 CRAMDOWN. The Debtor requests that the Bankruptcy Court confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code.


                                   ARTICLE 8

                        MEANS FOR IMPLEMENTATION OF PLAN

         8.1 NEW INVESTOR CONTRIBUTION. On or before the Effective Date, New Research and the Debtor will close the transaction consistent with the terms and provisions of the Plan and the Stock


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Purchase Agreement. The $100,000 in proceeds from the equity and the $500,000 working capital line of credit supplied by New Research will be used to fund Plan obligations of the Reorganized Debtor and to provide post-confirmation working capital for the Reorganized Debtor.

         8.2 CREATION OF THE POST-CONFIRMATION BOARD OF DIRECTORS. As of the Effective Date, the Board of directors of the Reorganized Debtor will consist of the following directors:

         William T. Hoagland, Chairman. Mr. Hoagland is chairman and CEO of Squid Ink Manufacturing Inc.

         David R. Mylrea Mr. Mylrea is a partner with the law firm of Hinshaw & Culbertson.

         Daniel W. Dryer. Mr. Dryer is President and CEO of Lease Finance Group of Eden Prairie, MN.

         John "Jack" L. Larsen. Mr. Larsen is Vice President and Treasurer of Jostens, Inc.

         8.3 ARTICLES. The Articles of the Reorganized Debtor shall be created or amended as necessary to satisfy the provisions of this Plan and to the extent necessary to prohibit the issuance of nonvoting equity securities as required by
Section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of the Articles as permitted by applicable law.

         8.4 CANCELLATION OF EQUITY INTERESTS AND ISSUANCE OF STOCK. On or as soon as practicable after the Effective Date, the following transactions shall occur in the following order:

                  (a) The cancellation, annulment and extinguishment of the Old Common Stock; and

                  (b) The issuance, distribution and transfer by the Reorganized Debtor of the New Common Stock in accordance with the terms of this Plan.

         8.5 ASSUMPTION OF LIABILITIES. The liability for and obligation to make the distributions required under the Plan shall be assumed by the Reorganized Debtor.

         8.6 MANAGEMENT. Management of the Reorganized Debtor as of the Effective Date will be as follows:

         William T. Hoagland--President and CEO

         David R. Mylrea--Executive Vice President and Secretary

         Brad C. Yopp--Senior Vice President

         Bruce E. Bailey--Vice President.


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


                                   ARTICLE 9

                             CONDITIONS PRECEDENT TO
                         CONFIRMATION AND EFFECTIVENESS

         9.1 CONDITIONS TO EFFECTIVENESS. Notwithstanding any other provision of this Plan, the Effective Date of this Plan shall not occur unless and until each of the following conditions has been satisfied or has been waived in a writing executed by the Debtor and Squid.

                  (a) FINAL CONFIRMATION ORDER. The Order confirming this Plan has become a Final Order.

                  (b) CORPORATE DOCUMENTS. Any applicable corporate documents necessary or appropriate to the implementation of this Plan shall have been executed, delivered and, where applicable, filed with the appropriate governmental authorities.

                  (c) CONTRIBUTION OF CASH AND DEBT BY NEW RESEARCH. New Research shall have contributed or caused to be contributed $600,000 in Cash and a working capital line of credit to be applied toward the funding of this Plan.

                  (d) UNITED STATES TRUSTEE'S FEES. The fees of the United States Trustee for the District of Minnesota then owing by the Debtor shall have been paid in full.

                  (e) OTHER CONDITIONS. All other conditions to closing under the Stock Purchase Agreement have occurred.

         9.2 WAIVER. Notwithstanding any other provision of this Plan or the Confirmation Order, this Plan shall not be binding on any party in interest unless and until each of the foregoing conditions to Confirmation and the Effective Date has occurred or has been waived in a writing executed by the Debtor and Squid.


                                   ARTICLE 10

                       PROVISIONS GOVERNING DISTRIBUTIONS

         10.1 DATE OF DISTRIBUTIONS. Any distributions and deliveries to be made under the Plan shall be made on the Distribution Date, except as otherwise provided for herein, or as may be ordered by the Bankruptcy Court. Distributions and deliveries to be made on a Distribution Date shall be deemed made on the Distribution Date if made on the Distribution Date or within ten days after the Distribution Date, except as otherwise provided for herein or as may be ordered by the Bankruptcy Court.

         10.2 MEANS OF CASH PAYMENT. Cash payments made pursuant to the Plan by check drawn on a domestic bank, or by wire transfer from a domestic bank.

         10.3 DELIVERY OF DISTRIBUTIONS. Subject to Bankruptcy Rule 9010, distributions and deliveries to holders of Allowed Claims shall be made at the address of each such holder as set forth


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on the proofs of claim filed by such holders (or at the last known addresses of such holders if no proof of claim is filed or if Debtor has been notified of a change of address). If any holder's distribution is returned as undeliverable no further distribution to such holder shall be made unless and until the Reorganized Debtor is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest.

         10.4 UNCLAIMED CLASS 2 AND CLASS 3 DISTRIBUTIONS. If, at the time of any Distribution under the Plan, the creditor holding the Allowed Claim to be distributed thereunder is not at the address given to Debtor, the property involved shall be held by Debtor subject to such creditor's Claim. Such property shall be distributed as follows:

                  (a) If the Creditor holding the Allowed Claim shall be found before 30 days prior to the Final Distribution, then such property shall immediately be delivered to such Creditor.

                  (b) All distributions remaining unclaimed 30 days prior to the Final Distribution shall (i) become the property of Reorganized Debtor in the case of Class 3 distributions; and (ii) in the case of Class 2 distributions, be reallocated to the remaining holders of Class 2 Claims for inclusion with the Final Distributions.


                                   ARTICLE 11

                             TREATMENT OF EXECUTORY
                         CONTRACTS AND UNEXPIRED LEASES

         11.1 REJECTED IF NOT ASSUMED. The Plan constitutes and incorporates a motion by Debtor to reject all executory contracts and unexpired leases to which Debtor is a party, except for any contract or lease that (a) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is specifically designated on the attached EXHIBIT 11.1 as a contract to be assumed under the Plan with the amount to be paid on the Effective Date to cure any defaults under those contracts and leases, or (c) is the subject of a motion to assume or reject that is filed with the Bankruptcy Court not later than five (5) Business Days before the date when the Ballot is due. The Confirmation Order shall represent and reflect an order of the Bankruptcy Court approving such assumptions and rejections as of the Effective Date and further approving the cure amounts listed on EXHIBIT 11.1 as the sums sufficient to cure all defaults under those contracts and leases.

         11.2 BAR TO REJECTION DAMAGES. If the rejection of an executory contract or unexpired lease by Debtor results in damages to the other party or parties to such contract or lease, the Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against Reorganized Debtor or its properties unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for Debtor within thirty days after entry of the Confirmation Order.


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                                   ARTICLE 12

                            PROCEDURES FOR RESOLVING
                          AND TREATING CONTESTED CLAIMS

         12.1 OBJECTION DEADLINE. As soon as practicable, but in no event later than the deadline established by the Bankruptcy Court in the Confirmation Order, objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made.

         12.2 PROSECUTION OF OBJECTIONS. After the date of entry of the Confirmation Order, only Reorganized Debtor shall have the authority to file, litigate, settle, or withdraw objections to Contested Claims.

         12.3 NO DISTRIBUTIONS PENDING ALLOWANCE. Notwithstanding any other provision of the Plan, no payment or distribution shall be made with respect to any Claim to the extent it is a Contested Claim unless and until such Contested Claim becomes an Allowed Claim.

         12.4 ESCROW OF ALLOCATED DISTRIBUTIONS. On or before the date fixed by the Bankruptcy Court as the date for the Confirmation Hearing, Debtor shall make an application to the Bankruptcy Court for the Estimated Claims Order, which will estimate the aggregate amount of Contested Claims to aid in calculating distributions under the Plan. Reorganized Debtor shall withhold from the property to be distributed under the Plan, and shall place in escrow, the Escrowed Distribution Amount, which shall be in an amount sufficient to be distributed on account of Claims that are not Allowed Claims as of the Effective Date. As to any Contested Claim, upon Debtor's application to the Bankruptcy Court for the Estimated Claims Order, the Bankruptcy Court shall determine what amount is sufficient to withhold as the Escrowed Distribution Amount. Reorganized Debtor also shall adjust the Escrowed Distribution Amount to account for any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the property withheld as the Escrowed Distribution Amount to the extent that such property continues to be withheld as the Escrowed Distribution Amount at the time such distributions are made or such obligations arise. If practicable, Reorganized Debtor may invest any Cash withheld as the Escrowed Distribution Amount in a manner which will yield a reasonable net return, taking into account the safety of the investment.

         12.5 DISTRIBUTIONS AFTER ALLOWANCE. Payments and distributions from the Escrowed Distribution Amount to each holder of a Contested Claim, to the extent that such Claim ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan governing the class of Claims to which the respective holder belongs. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Claim becomes a Final Order, any property in the Escrowed Distribution Amount that otherwise would have been distributed prior to such date shall be distributed, as adjusted to account for any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the property since the Distribution Date.


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         12.6 DISTRIBUTIONS AFTER DISALLOWANCE. If any of the property withheld as the Escrowed Distribution Amount pursuant to this Section 12 of the Plan remains after all objections to Contested Claims of a particular class have been resolved, such remaining property, shall be distributed as soon as practicable in accordance with Article 11 of this Plan.


                                   ARTICLE 13

                            MISCELLANEOUS PROVISIONS

         13.1 PREPAYMENT. Unless the Plan shall otherwise provide, the Reorganized Debtor shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time.

         13.2 COMPLIANCE WITH TAX REQUIREMENTS. In connection with the Plan, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed by federal, state, local, and foreign taxing authorities and all distributions hereunder shall be subject to such withholding and reporting requirements.

         13.3 COMPLIANCE WITH ALL APPLICABLE LAWS. If notified by any governmental authority that the Reorganized Debtor is in violation of any applicable law, rule, regulation, or order of such governmental authority relating to its businesses, the Reorganized Debtor shall comply with such law, rule, regulation, or order; provided, however, that nothing contained herein shall require such compliance by the Reorganized Debtor where the legality or applicability of any such requirement is being contested in good faith in appropriate proceedings by the Reorganized Debtor, and, if appropriate, for which an adequate reserve has been set aside on the books of the Reorganized Debtor.

         13.4 SETOFFS. The Reorganized Debtor, may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, Claims of any nature whatsoever that Debtor or Reorganized Debtor may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by Debtor of any such Claim that Debtor or the Reorganized Debtor may have against such holder.

         13.5 RECOGNITION OF GUARANTEE RIGHTS. The classification of and manner of satisfying all Claims under the Plan take into consideration (a) the existence of guarantees by Debtor of the obligations of other Persons and (b) the fact that Debtor may be a joint obligor with another Person or Persons with respect to one or more obligations. All Claims against Debtor based upon any such guarantees or joint obligations shall be discharged in the manner provided in the Plan.


                                   ARTICLE 14

                            CONSUMMATION OF THE PLAN

         14.1 RETENTION OF JURISDICTION.

         (a) The Bankruptcy Court shall retain and have exclusive jurisdiction over the Chapter 11 Case for purposes (i) through (xi) below:


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                  (i) To determine any and all objections to and proceedings involving the allowance, estimation, classification, and subordination of Claims;

                  (ii) To determine any and all applications for allowances of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan;

                  (iii) To determine any applications pending on the Effective Date for the rejection or assumption of executory contracts or unexpired leases or for the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which Debtor is a party or with respect to which Debtor may be liable, and to hear and determine, and if need be to liquidate, any and all Claims arising therefrom;

                  (iv) To determine any and all applications, adversary proceedings, and contested or litigated matters that may be pending on the Effective Date.

                  (v) To consider any modifications of the Plan, remedy any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Bankruptcy Code;

                  (vi) To determine all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or consummation of the Plan or any Person's obligations hereunder;

                  (vii) To consider and act on the compromise and settlement of any Claim against or cause of action by or against Debtor's estate;

                  (viii) To issue such orders in aid of execution of the Plan to the extent authorized by Section 1142 of the Bankruptcy Code; or

                  (ix) To determine such other matters as may be set forth in the Confirmation Order or which may arise in connection with the Plan, the Confirmation Order, the Effective Date or the Distribution Date.

                  (x) To determine all adversary proceedings commenced by Debtor or Reorganized Debtor to recover money or property under Chapter 5 of the Bankruptcy Code.

                  (xi) To decide all disputes relating to or arising out of the CVD Contract.

         (b) If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of or relating to this Chapter 11 Case, this section shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.


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


         14.2 MODIFICATION OF PLAN. Modifications of the Plan may be proposed in writing by Debtor at any time before confirmation, provided that (a) the Plan, as modified, meets the requirements of Sections 1122 and 1123 of the Bankruptcy Code; and (b) Debtor shall have complied with Section 1125 of the Bankruptcy Code. The Plan may be modified at any time after confirmation and before its substantial consummation only by Debtor provided that (a) the Plan, as modified, meets the requirements of Sections 1122 and 1123 of the Bankruptcy Code; (b) the Bankruptcy Court, after notice and a hearing confirms the Plan as modified under
Section 1129 of the Bankruptcy Code; and (c) the circumstances warrant such modification. A holder of a Claim or Equity Interest that has accepted or rejected the Plan shall be deemed to have accepted or rejected, as the case may be, such Plan as modified unless, within the time fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection.



Dated: October 16, 2002                        Respectfully submitted,


                                               RESEARCH INCORPORATED

                                               By
                                                 -------------------------------
                                                   Brad C.Yopp, Its President


                                               RAVICH MEYER KIRKMAN
                                               MCGRATH & NAUMAN,
                                               A PROFESSIONAL ASSOCIATION


                                               By
                                                 -------------------------------
                                                   Michael L. Meyer (72527)
                                                   Michael F. McGrath (168610)

                                               4545 IDS Center
                                               80 South Eighth Street
                                               Minneapolis, MN  55402
                                               (612) 332-8511

                                               ATTORNEYS FOR DEBTOR

                   EXHIBIT 11.1 CONTRACTS AND UNEXPIRED LEASES

CONTRACTUAL PARTY:                                NATURE OF AGREEMENT                                    CURE AMOUNT
------------------                                -------------------                                    -----------
1.   Miyakoshi Printing Machinery Company LTD     License - September 7, 2000                            $  0
     13-5 1-Chomo, Tsudanama
     Narashino-City, Chiba 275-0016
     Japan

2.   CVD Corporation                              Asset Purchase agreement - November 9, 2001            $  0
     18881 Lakeland Avenue
     Ronkonkoma, New York 11779


3.   Scitex Digital Printing, Inc                 Distributor/Reseller Agreement - October 6, 1998       $  0
     3000 Research Blvd.
     Dayton, OH 45420

4.   Manchester Commercial Finance                Working Capital Line of Credit - February 14, 2002     $  0
     450 One Corporate Plaza
     7400 Metro Boulevard
     Edina, MN  55439-2326

5.   First Industrial, L.P.                       Facility lease - 7128 Shady Oak Road                   $  0
     South Wacker Drive, Suite 4000               expiring on August 31, 2007
     Chicago, Illinois  60606

6.   Vaske Computer Solutions, Inc.               Computer Maintenance agreement                         $  0
     4445 W 77th Street, Suite 125                dated September 14, 2001.
     Edina, MN 55435
     Patrick Vaske

7.   Orbit Software                               Contract dated 10/10/01                                $  0
     315 Diablo road, suite 210
     Danville, CA 94526

10.  The Support Group                            Maintenance on MANMAN software                         $  0
     6626 Silver Mine Drive
     Suite 600
     Austin, TX  78736

11.  Metro Sales Incorporated                     Aficio Copier                                          $  0
     1620 East 78th Street
     Minneapolis, MN  55423

12.  Pitney Bowes                                 Fax equipment - Agreement #2793685                     $  0
     Stanford, CT 06926

13.  Pitney Bowes                                 4570 Auto Mailing machine                              $  0
                                                  30 lb differential scale
                                                  Postage by phone meter
                                                  1633 printer
                                                  Lease agreement signed 9/14/98

14.  Insight                                      Maintenance of anti-virus software                     $  445.72
     6820 South Reynolds
     Tempe, AZ 85283
     Matt Reynolds

15.  O'Pin Systems SPC                            Maintanence on Reveal software                         $  0
     2600 Eagan Woods Drive, Ste 400
     Eagan, MN 55121

16.  Adager                                       Data Base Maintenance software                         $  0
     P.O. box 2358
     Sun Valley, ID 83353

17.  Dun & Bradstreet                             Contract for credit information on customers           $  0
     1650 West 82nd Streed
     Suite 600 Bloomington, MN 55431

20.  The Associates Group                         Caterpillar forklift lease                             $  0
     Box 6229
     Carol Stream, IL. 60197-6229
     1-800-428-6569

21.  Minnesota CAM systems                        GIBBS software maintenance                             $  0
     3300 Bass Lake Rd
     Suite 201
     Brooklyn Center, MN. 55429
     763-560-6567

22.  Insurance
       Health Partners (Dental)                                                                          $  0
       NW3600
       PO Box 1450
       Minneapolis, MN 55485-8880

       Preferred One (Medical)                                                                           $  0
       NW 8880
       PO box 1450
       Minneapolis, MN 55485-8880

       Imperial Al Credit Companies (Liability Ins)                                                      $  0
       PO Box 0570
       Carol Stream, IL 60132-0570

       Brac, LLC (Workers Comp)                                                                          $  0
       PO Box 59143
       Minneapolis, MN 55459-0143

23.  Gibb and Associates                          CAD Cam Mill Module software                           $  0
     323 Science Drive
     Moor Park, CA 93021

24.  WellComm, Inc.                               Lucent Definity G3I phone system                       $  0
     8849 Jefferson Hwy.
     Osseo, MN  55369

25.  Infinity Access Net                          Internet Service Provider                              $  0
     9749 Hamilton Road
     Eden Prairie, MN 55344

26.  US Link                                      Phone lines provider                                   $  0
     30925 Second Street
     P.O. Box 327
     Pequot Lakes, MN  56472-0327

27.  Verizon Wireless                             Cell phone provider                                    $  0
     P.O. Box 790293
     St. Louis, Mo.  63179-0293

28.  Digital Telecomunications                    Long distance phone provider                           $  0
     P.O. Box 107
     Winona, MN  55987